Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-129374) pertaining to Baidu, Inc.’s 2000 Option Plan,

(2)	Registration Statement (Form S-8 No. 333-158678) pertaining to Baidu, Inc.’s 2008 Share Incentive Plan,

(3)	Registration Statement (Form S-8 No. 333-232429) pertaining to Baidu Inc.’s 2018 Share Incentive Plan, and

(4)	Registration Statement (Form F-3 No. 333-218972) of Baidu, Inc.

of our reports dated March 13, 2020, with respect to the consolidated financial statements of Baidu, Inc. and the effectiveness of internal control over financial reporting of Baidu, Inc. included in this Annual Report (Form 20-F) of Baidu, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young Hua Ming LLP
Beijing, The People’s Republic of China
March 13, 2020